Exhibit 10.8

SECOND AMENDMENT TO DEVELOPMENT AGREEMENT

This SECOND AMENDMENT TO DEVELOPMENT AGREEMENT (“Amendment”) is made as of June 27, 2005, by and between BOSTON SCIENTIFIC CORPORATION (“BSC”), a Delaware corporation, and CORAUTUS GENETICS INC. (the “Company”), a Delaware corporation (each a “Party,” and collectively, the “Parties”).

WHEREAS, pursuant to the Investment Agreement, dated July 30, 2003, between BSC and Company (the “Investment Agreement”), BSC and Company agreed, subject to the conditions set forth therein, to enter into a Loan Agreement, an Investor Rights Agreement, a Development Agreement (as amended, the “Development Agreement”), a Distribution Agreement and a Patent Sublicense Agreement;

WHEREAS, pursuant to such agreements, the Parties agreed to cooperate to develop products that use VEGF-2 for the treatment of diseases of the heart or peripheral vascular system;

WHEREAS, the Development Agreement requires the Company to use commercially reasonable efforts to complete Clinical Development of the Final Product in accordance with an established schedule set forth in Section 2.03 of the Development Agreement;

WHEREAS, the Parties previously have amended the Development Agreement to modify certain of the dates set forth in Section 2.03 of the Development Agreement in the form of that certain First Amendment to Development Agreement dated as of July 22, 2004;

WHEREAS, the Parties have agreed to, among other matters, modify further certain of the dates in the schedule set forth in Section 2.03 of the Development Agreement; and

WHEREAS, capitalized terms that are not defined in this Agreement shall have the meanings assigned to such terms in the Development Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties desire to amend the Development Agreement as follows:

1.	Section 2.02. Section 2.02 of the Development Agreement is hereby deleted in its entirety and replaced with the following:

“Clinical Plan. (a) Attached hereto as Exhibit A is the initial research and development plan setting forth activities, schedules, milestones, specifications, pre-clinical and clinical protocols and requirements for development of the Principal Products (the “Clinical Plan”). The Company may, from time to time, adopt or institute amendments, supplements and variations (collectively, “Plan Modifications”) to the Clinical Plan; provided, however, (i) the Company shall provide the BSC Representative Group with notice of all such Plan Modifications and (ii) any Plan Modifications that would materially alter the then current version of the Clinical Plan may only be made in accordance with paragraphs (b) and (c) below. Notice of Plan Modifications may be provided by the Company in the form of presentations made to the BSC Representative Group, which, notwithstanding the provisions of Section 8.01, may or may not be memorialized in written form.

(b) With respect to Plan Modifications that would materially alter the then current version of the Clinical Plan, the BSC Representative Group shall have an opportunity to review and, except as provided in paragraph (c) below, approve or reject such Plan Modifications; provided, however, the BSC Representative Group shall not unreasonably withhold or delay approval of such Plan Modifications, and if the BSC Representative Group has not rejected such Plan Modifications within forty five (45) days of receiving notice of such Plan Modifications then the BSC Representative Group will be deemed to have accepted such Plan Modifications; provided, further, the Parties acknowledge and agree that it is not unreasonable for the BSC Representative Group to reject any Plan Modifications if BSC, in its sole discretion, believes such Plan Modifications will have a material deleterious effect on BSC’s ability to market or distribute the Injection Catheter. In the event that the BSC Representative Group rejects such Plan Modifications, the Representatives shall have thirty (30) days to work together to revise such Plan Modifications. If the Representatives cannot agree on such Plan Modifications then, notwithstanding anything herein to the contrary, the Company may proceed with the Clinical Plan, as modified by the Company in its sole discretion; but BSC shall have no further obligation to supply Injection Catheters pursuant to Section 2.10 of this Agreement, and the Company shall return to BSC any and all Injection Catheters in its possession or within its control.

(c) Notwithstanding paragraph (b) above, in the event any Plan Modifications to the Clinical Plan are required by the FDA or other relevant Regulatory Authorities, such Plan Modifications may be made by the Company without the approval of the BSC Representative Group, and BSC shall continue to have the obligation to supply Injection Catheters pursuant to Section 2.10 of this Agreement.”

2.	Section 2.03 (b). Section 2.03 (b) of the Development Agreement is hereby deleted in its entirety and replaced with the following:

“(b)	the initiation of a ***; and”

3.	Section 2.03 (c). Section 2.03 (c) of the Development Agreement is hereby deleted in its entirety and replaced with the following:

“(c)	the ***.”

4.	Section 2.13. Section 2.13 of the Development Agreement is hereby deleted in its entirety and replaced with the following:

“Training Advice and Assistance. BSC shall provide reasonable technical assistance and training to the Company and its investigators regarding the usage of Injection Catheter supplied to the Company. BSC shall, at its cost, provide such assistance and training at a reasonable number of clinical sites, not to exceed thirty (30) sites; provided, the Company agrees to reimburse BSC if BSC is required to re-train a physician regarding the Injection Catheter at any such site as a result of a lapse in such physician’s training.”

“***”	indicates redacted confidential information pursuant to a confidential treatment request filed with the Securities and Exchange Commission.

5.	All provisions of the Development Agreement, except to the extent specifically amended as provided above, are hereby in all respects ratified and confirmed.

6.	This Amendment may be signed in one or more counterparts, which when taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CORAUTUS GENETICS INC.

By:	/s/ Richard E. Otto
Richard E. Otto President and Chief Executive Officer

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Lawrence C. Best
Lawrence C. Best Executive Vice President and Chief Financial Officer